Exhibit 21.1
                                 SUBSIDIARIES


As of October 31, 2005, our wholly-owned subsidiaries include International Mount Company Ltd. (Compuquest is a division of International Mount), 1637033 Ontario Limited, Helios/Oceania Ltd, and Infinity Technologies Inc.



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